Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RESULTS

FOR FOURTH QUARTER AND FULL YEAR 2015

- Record Annual Revenues and Earnings

- Acquisitions Contributed $84.1 Million to Annual Revenues

- Management Optimistic 2016 Will Be Another Strong Year

Columbus, Ohio, March 2, 2016. Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE: IBP), an industry-leading installer of insulation and complementary building products, announced today results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Net Revenue Increased 31.8% to $191.5 Million

•	Adjusted EBITDA Increased 54.1% to $23.5 Million

•	Operating Income Increased 62.1% to $15.1 Million

•	Adjusted Net Income from Continuing Operations Per Diluted Share Increased 50.0% to $0.30

Full Year 2015 Highlights

•	Net Revenue Increased 27.9% to a Record $662.7 Million

•	Adjusted EBITDA Increased 61.7% to a Record $71.2 Million

•	Operating Income Increased 75.7% to a Record $45.0 Million

•	Adjusted Net Income from Continuing Operations Per Diluted Share Increased 64.8% to $0.89

“Throughout 2015, we achieved strong quarter-over-quarter growth and ended the year with record revenues and earnings,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Our results reflect our continued focus and delivery on our growth strategy. Revenues increased nearly 28% to a record $662.7 million, inclusive of $84.1 million of acquired revenues, as well as strong same branch sales, which have exceeded the growth in U.S. housing completions for each quarter we have been a public company. We also achieved higher margins in 2015 on greater revenues and improved operating efficiencies, so that we achieved record Adjusted EBITDA and net income.”

“Acquisitions remain a strong component of our growth strategy, and we continue to have a robust pipeline of potential acquisitions. We believe 2016 will be another year with strong organic growth, the contribution of additional acquisitions, and a housing market that continues to show signs of recovery,” concluded Mr. Edwards.

Fourth Quarter 2015 Results Overview

For the fourth quarter of 2015, net revenue was $191.5 million, an increase of 31.8% from $145.3 million in the fourth quarter of 2014. On a same branch basis, net revenue improved 14.8% from the prior year quarter, with over 60% of the growth attributable to an increase in the number of completed jobs, and the remainder through price gains and a more favorable customer and product mix. Single family same branch sales increased 18.1% as compared to an increase of 4.6% in single family completions (please refer to the Supplementary Tables at the end of this Press Release).

Gross profit improved 38.9% to $54.5 million for the 2015 fourth quarter from $39.2 million in the prior year quarter. Gross margin improved to 28.4% from 27.0% in the prior year quarter, primarily due to favorable leverage on higher net revenue and increased cost efficiencies.

Selling, general and administrative expense, as a percentage of net revenue, for the 2015 fourth quarter was 19.4% compared to 20.1% in the prior year quarter, primarily due to the Company’s ability to leverage costs on higher net revenues.

Adjusted EBITDA for the 2015 fourth quarter was $23.5 million, a 54.1% increase from $15.2 million in the prior year quarter, largely due to higher net revenue and improvements in gross margin and SG&A leverage. Adjusted EBITDA as a percentage of net revenue grew 180 basis points to 12.3%, compared to 10.5% in the prior year quarter. Operating income was $15.1 million, an increase of 62.1% from $9.3 million in the prior year quarter.

For the 2015 fourth quarter, adjusted net income from continuing operations was $9.3 million, or $0.30 per diluted share, compared to $6.2 million, or $0.20 per diluted share in the prior year quarter. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $9.3 million, or $0.30 per diluted share, compared to net income attributable to common stockholders of $5.1 million, or $0.16 per diluted share, in the prior year quarter.

The Company completed nine acquisitions during 2015, with approximately $109.0 million in annualized revenue. During the 2015 fourth quarter the company made the following three acquisitions:

•	In November 2015, we acquired Ontario, California based Sierra Insulation Contractors, Inc. and Apple Valley, California, based Eco-Tect Insulation, Inc., both of which enhance the Company’s presence in Southern, California and had combined trailing twelve month revenues of approximately $7.6 million at September 30, 2015

•	In November 2015, we acquired the Overhead Door Company of Burlington, Inc. operating as the Overhead Door Company of Burlington and the Overhead Door Company of Concord, which enhances the Company’s presence in Vermont and New Hampshire, with trailing twelve month revenues of $7.5 million at September 30, 2015

•	In December 2015, we acquired BioFoam of North Carolina, LLC d/b/a Prime Energy Group with locations in Raleigh and Charlotte, North Carolina, which enhances the Company’s presence in North Carolina, with trailing twelve month revenues of approximately $8.9 million at October 30, 2015

Full Year 2015 Results Overview

For the year ended December 31, 2015, net revenue was $662.7 million, an increase of 27.9% from $518.0 million in 2014. On a same branch basis, net revenue improved 11.7% from the prior year, with approximately 50% of the increase attributable to growth in the number of completed jobs and the remainder achieved through price gains and more favorable customer and product mix.

Gross profit improved 34.4% to $188.3 million from $140.1 million in the prior year. Gross margin expanded to 28.4% from 27.0% in the prior year. Selling, general and administrative expense, as a percentage of net revenue, was 20.7% compared to 21.5% in the prior year.

For the full year of 2015, adjusted EBITDA was $71.2 million, a 61.7% increase from $44.0 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, improved to 10.7%, or 220 basis points, compared to 8.5% in the prior year. Operating income was $45.0 million, a 75.7% increase from $25.6 million in the prior year. The incremental Adjusted EBITDA margin on same branch revenue growth was 23.3% (please refer to the Supplementary Tables at the end of this Press Release).

Adjusted net income from continuing operations was $27.9 million, or $0.89 per share, compared to $16.2 million, or $0.54 per share in the prior year. Adjusted net income from continuing operations adjusts for the impact of non-core items in both periods. On a GAAP basis, net income attributable to common stockholders was $26.5 million, or $0.85 per diluted share, compared to a net loss of $6.0 million, or a $0.20 net loss per share, in the prior year.

Conference Call and Webcast

The Company will host a conference call and webcast on Wednesday, March 2, 2016 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-9039 (domestic) or 201-689-8470 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through April 2, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13630353.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and is also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the demand for our services, expansion of our national footprint, our ability to capitalize on the new home construction recovery, our ability to strengthen our market position, our ability to pursue value-enhancing acquisitions, our ability to improve profitability and expectations for demand for our services for the remainder of 2016. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income From Continuing Operations. The reasons for the use of Adjusted EBITDA, Adjusted Net Income From Continuing Operations and Adjusted EPS, reconciliations of Adjusted EBITDA and Adjusted Net Income From Continuing Operations to the most directly comparable GAAP measures and other information relating to Adjusted EBITDA and Adjusted Net Income From Continuing Operations are included below following the unaudited condensed consolidated financial statements.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net revenue	$191,499	$145,270	$662,719	$518,020
Cost of sales	137,031	106,060	474,426	377,968

Gross profit	54,468	39,210	188,293	140,052
Operating expenses
Selling	10,427	8,884	37,702	30,951
Administrative	26,769	20,276	99,375	80,678
Amortization	2,173	733	6,264	2,837

Operating income	15,099	9,317	44,952	25,586
Other expense (income)
Interest expense	1,084	970	3,738	3,166
Other	(1,073)	146	(716)	(167)

	11	1,116	3,022	2,999

Income before income taxes	15,088	8,201	41,930	22,587
Income tax provision	5,801	3,145	15,413	8,607

Net income from continuing operations	9,287	5,056	26,517	13,980
Discontinued operations
Loss from discontinued operations	—	—	—	78
Income tax benefit	—	—	—	(30)

Loss from discontinued operations, net of income taxes	—	—	—	48

Net income	9,287	5,056	26,517	13,932
Accretion charges on Redeemable Preferred Stock	—	—	—	(19,897)

Net income (loss) attributable to common stockholders	$9,287	$5,056	$26,517	$(5,965)

Basic and diluted net income (loss) per share attributable to common stockholders	$0.30	$0.16	$0.85	$(0.20)

Weighted average shares outstanding:
Basic	31,298,163	31,790,174	31,298,163	30,106,862
Diluted	31,334,569	31,790,174	31,334,569	30,106,862

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash	$6,818	$10,761
Accounts receivable (less allowance for doubtful accounts of $2,486 and $2,661 at December 31, 2015 and 2014, respectively)	103,198	72,280
Inventories	29,337	23,971
Other current assets	10,879	12,276

Total current assets	150,232	119,288
Property and equipment, net	57,592	39,370
Non-current assets
Goodwill	90,512	53,393
Intangibles, net	67,218	17,718
Other non-current assets	8,528	4,393

Total non-current assets	166,258	75,504

Total assets	$374,082	$234,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$10,021	$1,786
Current maturities of capital lease obligations	8,411	9,374
Accounts payable	50,867	46,584
Accrued compensation	14,488	11,311
Other current liabilities	13,635	7,501

Total current liabilities	97,422	76,556
Long-term debt	113,724	25,070
Capital lease obligations, less current maturities	12,031	17,508
Deferred income taxes	14,582	9,746
Other long-term liabilities	21,840	13,408

Total liabilities	259,599	142,288
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 shares authorized and 0 shares issued and outstanding at December 31, 2015 and 2014, respectively	—	—
Common Stock; $0.01 par value: 100,000,000 shares authorized, 31,982,888 and 31,839,087 issued and 31,366,328 and 31,539,087 shares outstanding at December 31, 2015 and 2014, respectively	320	319
Additional paid in capital	156,688	154,497
Accumulated deficit	(31,142)	(57,659)
Treasury Stock; at cost: 616,560 and 300,000 shares at December 31, 2015 and 2014, respectively	(11,383)	(5,283)

Total stockholders’ equity	114,483	91,874

Total liabilities and stockholders’ equity	$374,082	$234,162

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Year ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$26,517	$13,932
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	16,975	12,174
Amortization of intangibles	6,264	2,837
Amortization of deferred financing costs	264	159
Provision for doubtful accounts	919	1,900
Write-off of debt issuance costs	—	233
Gain on sale of property and equipment	(409)	(460)
Gain on bargain purchase	(1,116)	—
Noncash stock compensation	2,116	300
Deferred income taxes	(1,515)	(378)
Other	—	(490)
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(17,526)	(10,688)
Inventories	(2,846)	(2,925)
Other assets	823	(5,121)
Accounts payable	(2,511)	4,585
Income taxes receivable (payable)	3,592	(1,678)
Other liabilities	3,000	5,222

Net cash provided by operating activities	34,547	19,602

Cash flows from investing activities
Restricted cash	—	1,708
Purchases of property and equipment	(27,305)	(6,176)
Acquisitions of businesses, net of cash acquired of $926 and $53, respectively	(84,274)	(12,364)
Proceeds from sale of property and equipment	634	689
Other	(420)	—

Net cash used in investing activities	(111,365)	(16,143)

Cash flows from financing activities
Proceeds from initial public offering of common stock, net of costs	—	87,645
Proceeds from secondary public offering of common stock, net of costs	—	14,418
Redemption of Redeemable Preferred Stock	—	(75,735)
Net payments on previous revolving line of credit	—	(27,269)
Proceeds from new revolving line of credit	149,350	—
Payments on new revolving line of credit	(149,350)	—
Proceeds from previous term loan	—	25,000
Payments on previous term loan	(24,688)	—
Proceeds from new term loan	50,000	—
Proceeds from delayed draw term loan	50,000	—
Proceeds from vehicle and equipment notes payable	21,334	—
Debt issuance costs	(758)	(714)
Principal payments on long term debt	(4,088)	(1,081)
Principal payments on capital lease obligations	(9,674)	(9,364)
Acquisition-related obligations	(3,151)	—
Payments for deferred initial public offering costs	—	(4,254)
Payments for deferred secondary public offering costs	—	(126)
Repurchase of common stock	(6,100)	(5,283)

Net cash provided by financing activities	72,875	3,237

Net change in cash	(3,943)	6,696
Cash at beginning of period	10,761	4,065

Cash at end of period	$6,818	$10,761

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$3,287	$2,669
Income taxes, net of refunds	13,493	9,134
Supplemental disclosure of noncash investing and financing activities
Vehicles capitalized under capital leases and related lease obligations	3,379	14,583
Seller obligations in connection with acquisition of businesses	13,180	3,544

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Net Income From Continuing Operations measure performance by adjusting EBITDA and GAAP net income attributable to common stockholders, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net (loss) income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net (loss) income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow (used in) provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income From Continuing Operations measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as accretion charges on Redeemable Preferred Stock, discontinued operations, public offering costs, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income From Continuing Operations differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income From Continuing Operations may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income From Continuing Operations to the most directly comparable GAAP financial measure, net income (loss) attributable to common stockholders, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income from Continuing Operations Calculations

(unaudited, in thousands except for share and per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss) attributable to common stockholders, as reported	$9,287	$5,056	$26,517	$(5,965)
Adjustments for net income from continuing operations:
Accretion charges on Redeemable Preferred Stock	—	—	—	19,897
Loss from discontinued operations, net of income taxes	—	—	—	48

Net income from continuing operations	$9,287	$5,056	$26,517	$13,980
Adjustments for adjusted net income from continuing operations:
IPO costs	—	—	—	1,335
Sarbanes-Oxley initial implementation	—	35	—	298
Write-off of capitalized loan costs	—	—	—	233
Gain from put option Redeemable Preferred Stock	—	—	—	(490)
Share based compensation expense	584	—	2,116	300
Acquisition related expenses	460	64	1,149	64
Legal settlements and reserves	104	1,790	104	1,790
Gain on bargain purchase	(1,116)	—	(1,116)	—
Tax impact of adjusted items at 36.8% effective tax rate [1]	(12)	(720)	(829)	(1,345)

Adjusted net income from continuing operations	$9,307	$6,225	$27,941	$16,165

Weighted average shares outstanding (diluted)	31,334,569	31,790,174	31,334,569	30,106,862
Diluted net income (loss) per share attributable to common stockholders, as reported	$0.30	$0.16	$0.85	$(0.20)
Adjustments for net income from continuing operations per diluted share [2]	—	—	—	0.66

Diluted net income per share from continuing operations	$0.30	$0.16	$0.85	$0.46
Adjustments for adjusted net income from continuing operations, net of tax impact, per diluted share [3]	0.00	0.04	0.04	0.08

Diluted adjusted net income per share from continuing operations	$0.30	$0.20	$0.89	$0.54

[1]	Full year effective tax rate of 36.8% and 38.1% in 2015 and 2014, respectively, applied to the adjustments
[2]	Includes adjustments related to accretion charges on Redeemable Preferred Stock and loss from discontinued operations, net of income taxes
[3]	Includes adjustments related to share based compensation expense, acquisition related expenses, expensed Initial Public Offering costs and gain from put option on Redeemable Preferred Stock

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA Calculations

(unaudited, in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDA:
Net income (GAAP)	$9,287	$5,056	$26,517	$13,932
Interest expense	1,084	970	3,738	3,166
Provision for income taxes, continuing operations	5,801	3,145	15,413	8,607
Depreciation and amortization	7,276	4,177	23,239	15,011
Gain on bargain purchase	(1,116)	—	(1,116)	—

EBITDA	22,332	13,348	67,791	40,716

Acquisition related expenses	460	64	1,149	64
Share based compensation expense	584	—	2,116	300
IPO costs	—	—	—	1,335
Sarbanes-Oxley initial implementation	—	35	—	298
Legal settlement and reserves	104	1,790	104	1,790
Gain from put option Redeemable Preferred Stock	—	—	—	(490)

Adjusted EBITDA	$23,480	$15,237	$71,160	$44,013

Adjusted EBITDA margin	12.3%	10.5%	10.7%	8.5%

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLES

	Q4 2015	Q4 2014	FY 2015	FY 2014
Period-over-period Growth
Sales Growth	31.8%	21.7%	27.9%	19.9%
Same Branch Sales Growth	14.8%	16.2%	11.7%	16.4%
Single-Family Sales Growth	34.5%	20.9%	30.7%	20.5%
Single-Family Same Branch Sales Growth	18.1%	17.9%	13.6%	16.7%
US Housing Market [1]
Total Completions Growth	8.5%	11.2%	9.5%	15.4%
Single-Family Completions Growth	4.6%	6.8%	4.5%	8.8%
Same Branch Sales Growth
Volume Growth	9.2%	9.9%	5.7%	12.1%
Price/Mix Growth	5.6%	6.4%	6.0%	4.3%

[1]	Source: US Census Bureau

Adjusted Incremental Revenue and EBITDA Margins

	FY 2015	% Total	FY 2014	% Total
Revenue Increase
Same Branch	60,603	41.9%	68,735	79.8%
Acquired	84,096	58.1%	17,356	20.2%

Total	144,699	100.0%	86,091	100.0%

		Adj. EBITDA Contribution		Adj. EBITDA Contribution
Adj. EBITDA
Same Branch	14,116	23.3%	17,188	25.0%
Acquired	13,032	15.5%	1,470	8.5%

Total	27,148	18.8%	18,657	21.7%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net